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                                                                     Exhibit g.2

                                                 [CONNING ASSET MANAGEMENT LOGO]

                       FORM OF ASSET MANAGEMENT AGREEMENT

     This ASSET MANAGEMENT AGREEMENT (the "Agreement"), dated ________, 2005 by and between Madison Harbor Capital, LLC, a company domiciled in the State of New York, (the "Company") and Conning Asset Management Company, a Missouri Corporation ("Conning").

     WHEREAS, the Company is the investment adviser to Madison Harbor Balanced Strategies, Inc. (the "Fund"), a real estate private equity fund of funds registered with the SEC as a closed-end non-diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, Conning has expertise and experience in providing investment advice, portfolio management, and investment accounting and reporting services and the Company wishes to engage Conning to provide such services as specified in this Agreement;

     WHEREAS, the Company and the Fund have entered into an agreement ("Investment Advisory Agreement") whereby the Company provides investment advisory services to the Fund;

     WHEREAS, the Company has the authority under the Investment Advisory Agreement to retain one or more sub-advisers to assist the Company in providing investment advisory services to the Fund;

     WHEREAS, the Board of Directors of the Fund and the Company desire that the Company retain Conning to render investment advisory and other services with respect to that portion of the Fun as the Company shall from time to time allocate to Conning (the "Managed Portion") in the manner, for the period, and on the terms hereinafter set forth;

     NOW THEREFORE, in consideration of the premises and of the mutual agreements and covenants contained in this Agreement, the receipt and sufficiency of which are acknowledged, the Company and Conning hereby agree as follows:

1. APPOINTMENT. Effective __________, 2005 (the "Effective Date"), the Company appoints Conning as the Company's sub-adviser to invest and reinvest the Assets (as defined in Paragraph 2) of the Managed Portion and to perform portfolio management services in accordance with the Fund's investment objectives, policies and restrictions as provided in the Fund's Private Placement Memorandum contained in the Form N-2 (registration statement) of the Fund on file with the SEC, as currently in effect and as amended or supplemented from time to time (the "Private Placement Memorandum"), and such other limitations as imposed in the investment guidelines set forth in
     SCHEDULE 1 (the "Investment Guidelines"), subject always to the supervision and control of the Company and the Fund's Board of Directors, and, as well as, to perform investment advisory, and investment accounting and reporting services. Without limiting the generality of the foregoing, the Company authorizes Conning on behalf of the Fund to purchase, sell, exchange, convert, surrender for redemption, and otherwise trade securities (including swaps, options, futures contracts and other financial instruments) in the Fund's name and, in connection therewith, to sign any subscription agreements, financial instruments, or other documents and vote any proxies on behalf of the Fund and to issue instructions to the Custodians (as defined in Paragraph 3). The Company and Conning agree that the formal measurement of Conning's investment performance relating to the provision of its investment advisory and portfolio management services shall be effective ______________, 2005. The Investment Guidelines may be modified from time to time in accordance with Paragraph 16 (Amendment) of this Agreement; provided that, any such modification shall be: (i) effective no earlier than fifteen (15) days after the Company receives a written acknowledgement from Conning confirming Conning's receipt of the modified Investment Guidelines; and (ii) consistent with the Fund's investment objectives, policies and restrictions as provided in the Private Placement Memorandum.

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2.   INVESTMENT ACCOUNT(S). The "Investment Account(s)" shall mean one or more accounts established by the Fund with the Custodian(s) to hold all Assets of the Managed Portion, including all changes in such account(s) that result from purchases, sales, and other transactions effected by Conning in accordance with this Agreement. "Assets" shall mean all of the Fund's cash, cash equivalents, securities, investments, and other property, as well as accretions of any sort, including dividends, interest, , accrued income, stock splits, and realized capital appreciation. The Fund shall be responsible for all fees and other costs associated with the establishment and maintenance of the Account(s).

3. CUSTODY OF ASSETS. The Fund will select and engage at its expense an independent bank, trust company or other person eligible to serve as a custodian of an investment company under the 1940 Act (each a "Custodian") to serve as Custodian of the Fund. The Company shall provide Conning, in writing, the identity of each Custodian, any change in a Custodian and all other information regarding the Custodian(s) required for Conning to carry out its duties under this Agreement. The Company shall notify each Custodian of the appointment of Conning and of the authority of Conning to effect investments with respect to the Assets of the Fund. All transactions authorized by this Agreement shall be made by payment to or delivery by the Custodian(s). Conning shall not act as Custodian or at any time have actual possession of any Assets of the Fund. The Company authorizes Conning to enter into an agreement with each Custodian to use the Depository Trust Company's Institutional Delivery System for trade confirmation and settlement.

4.   DUTIES OF CONNING AND THE COMPANY.

     a) Conning shall manage the Investment Account(s) in accordance with the Investment Guidelines and consistent with the Fund's investment objectives, policies and restrictions as provided in the Private Placement Memorandum, and shall perform and provide such other investment advisory and investment accounting and reporting services to the Company as may be reasonably requested by the Company and agreed to by Conning.

     b) Conning shall provide, or cause to be provided, to the Company the reports set forth on SCHEDULE 2.

     c) Conning shall execute and issue to brokers of its choice instructions or authorizations to purchase, sell, exchange, convert, surrender for redemption, or otherwise trade in and deal with securities of the Fund. Conning may place brokerage with broker-dealers that provide services beneficial to the Fund or to other accounts managed by Conning and whose commissions include a reasonable charge for such services. Conning shall confirm or cause to be confirmed in writing to the Company each security transaction executed for the Fund. Conning will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions, if applicable. Conning is directed at all times to seek to execute transactions for the Managed Portion (i) in accordance with any written policies, practices or procedures that may be established by the Fund's Board of Directors or the Company from time to time and (ii) as described in the Fund's Private Placement Memorandum. In placing any orders for the purchase or sale of investments for the Fund, with respect to the Managed Portion, Conning shall use its best efforts to obtain for the Managed Portion "best execution," considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement.

     d) The Company and Fund shall own, have custody of and maintain their general corporate accounts and records. At reasonable times and upon reasonable notice, the Company shall provide Conning, and shall cause each Custodian to provide Conning, with access to all books, records, accounts, facilities, and personnel necessary or appropriate for the performance of Conning's obligations under this Agreement.

     e) At reasonable times and upon reasonable notice, Conning shall provide access to all books, records, accounts, facilities, and personnel that relate specifically to the performance of its obligations to the

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          Company and Fund under this Agreement and to the internal and independent auditors and regulators of the Company and Fund.

     f) The Company shall promptly notify Conning, in writing, of any change in the Investment Guidelines that is necessary for any reason, including but not limited to a change by the Company or in any applicable law or regulation.

     g) Conning will provide information as reasonably requested by the Company or the Fund's Board of Directors to assist them or their delegate in the determination of the fair value of certain portfolio securities when market quotations are not readily available for the purpose of calculating the Fund's net asset value in accordance with procedures and methods established by the Board of Directors.

     h) Conning will provide performance and other information as reasonably requested by the Company or the Fund's Board of Directors to assist them or their delegate in conducting ongoing due diligence and performance monitoring.

     i) Conning shall maintain all accounts, books, and records with respect to the Managed Portion as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and the Investment Advisers Act of 1940 (the "Advisers Act"), and the rules thereunder. Conning shall furnish to the Company copies of all such accounts, books, and records as the Company may reasonably request. Conning agrees that such accounts, books, and records are the property of the Fund, and will be surrendered to the Fund promptly upon request, with the understanding that Conning may retain its own copy of all records.

     j) In furnishing services hereunder, Conning shall be subject to, and shall perform in accordance with, the following: (i) the Fund's Amended and Restated Certificate of Incorporation, as the same may be hereafter modified, amended, and/or supplemented from time to time;
          (ii) the Fund's By-Laws, as the same may be hereafter modified, amended, and/or supplemented from time to time; (iii) the Fund's Private Placement Memorandum; (iv) the 1940 Act and the Advisers Act and the rules under each and all other federal and state securities laws or regulations applicable to the Trust and the Fund; (v) the Trust's compliance procedures and other policies and procedures adopted from time to time by the Fund's Board of Directors; and (vi) the written instructions of the Company. The Company agrees to provide Conning with current copies of the Fund's documents mentioned above and all changes made to such documents.

5.   FEES.

     a) The Company shall pay Conning an annual fee, as provided in SCHEDULE 3, on the Assets of the Managed Portion for which Conning is providing investment advisory, portfolio management and investment accounting and reporting services. The fees payable to Conning shall be calculated commencing the Effective Date based on the Net Asset Value (as defined herein) of the Assets in the Managed Portion for each calendar quarter, as determined in a manner that complies with applicable provisions of, and rules under, the 1940 Act. All fees will be payable quarterly in arrears within thirty (30) days after the date of Conning's invoice. Any fee payable for less or more than a full calendar quarter shall be pro-rated. Upon any termination of this Agreement other than at the end of a calendar quarter, the fee shall be calculated as of the termination date.

     b) The "Net Asset Value" of the Assets in the Managed Portion shall be determined in the manner set forth in "Net Asset Value" section of the Private Placement Memorandum contained in the Form N-2 (registration statement) of the Fund on file with the SEC, as currently in effect and as amended or supplemented from time to time.

     c) The Company is responsible for out-of-pocket expenses directly related to the provision of services by Conning under this Agreement, including, without limitation, any custodial expenses, brokerage fees and commissions, interest on borrowings, if any, taxes, and fees which are directly related to the

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          NAIC asset valuation system ("SVO") including its annual licensing fee payable by the Company. Any such reimbursable expenses shall be included in the quarterly or final invoice prepared by Conning and shall be payable within thirty (30) days after the date of such invoice.

     d) Unless specifically provided for in this Agreement, neither Conning nor any of its officers, affiliates, or employees shall act as principal, broker/dealer or receive any compensation from the Company in connection with the purchase or sale of investments for the Investment Account(s).

6.   REPRESENTATIONS, WARRANTIES, AND COVENANTS.

     a) The Company represents, warrants, and covenants to Conning that, as of the Effective Date and throughout the term of this Agreement:

          i) The appointment of Conning as the Fund's sub-adviser has been duly and properly authorized by the Company in accordance with its charter, by-laws and other applicable documents ("Corporate Documents") and the Investment Guidelines are in compliance with such Corporate Documents and with all legal and regulatory restrictions applicable to the Company;

          ii) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws affecting the rights of creditors generally and by general equity principles;

          iii) the Fund has legal title to the Assets in the Investment Account(s) and no restrictions exist as to the ownership or transfer of such Assets unless specifically set forth in this Agreement; and

          iv) the Assets are not subject to regulation under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), nor do any Assets constitute "plan assets" as defined under ERISA.

     b)   Conning represents, warrants, and covenants to the Company that:

          i) It is, and will remain during the term of this Agreement, a registered investment adviser under Advisers Act;

          ii) this Agreement constitutes a valid and binding obligation of Conning, enforceable against Conning in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws affecting the rights of creditors generally and by general equity principles;

          iii) it currently has, and agrees that it will maintain, the skilled personnel, computer hardware and software, and other facilities necessary to prepare the reports and perform the services required by this Agreement; and

          iv) it has compliance policies and procedures (including a Code of Ethics) and a chief compliance officer as required by Rule 38a-1 under the 1940 Act ("Rule 38a-1") and Rule 206(4)-7 under the Advisers Act, and it will provide the Company and Fund with sufficient materials and information so that (i) the Board of Directors of the Fund may make a finding by the board that Conning's policies and procedures are reasonably designed to prevent violation of the "federal securities laws" (as defined in Rule 38a-1) by Conning; and (ii) the Fund's Chief Compliance Officer can fulfill his or her duties with respect to reporting on the compliance policies and procedures of Conning in connection with the annual report the Chief Compliance Officer is required to submit under Rule 38a-1.

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7.   TERM AND TERMINATION.

     a) This agreement shall commence as of the Efffective Date as set forth in Paragraph 1, provided, however, that this Agreement shall not become effective with respect to the Fund unless it has first been approved in the manner required by the 1940 Act and the rules thereunder. This Agreement may be renewed thereafter only so long as such renewal and continuance is specifically approved by those Directors of the Fund who are not parties hereto or "interested persons" of the Fund, or any party hereto, cast in person at a meeting called for the purpose of voting on such approval.

     b) This Agreement may be terminated by the Company or the Fund at any time, without the payment of a penalty, on sixty (60) days' written notice to the Company and the Fund of its intention to do so. Upon termination of this Agreement, the obligations of all the parties hereunder shall cease and terminate as of the date of such termination, except for (i) any obligation to respond for a breach of this Agreement committed prior to such termination, (ii) the obligation of the Company to pay to Conning the fee provided in
          Section 5 hereof, prorated to the date of termination, and (iii) any indemnification obligation provided in Section 12. This Agreement shall automatically terminate upon the termination of the Investment Advisory Agreement between the Company and the Fund.

     c) In the event of termination of this Agreement, this Agreement, except for Paragraph 5 (Fees), Paragraph 9 (Confidentiality), Paragraph 11 (Limitation of Liability), Paragraph 12 (Indemnification), and this Paragraph 7 (Term and Termination), shall immediately become void and have no further force or effect. Paragraph 9 (Confidentiality) shall survive for a one year period following termination date.

     d) Upon termination of this Agreement and up on specific written request, Conning shall within twenty (20) Business Days return to the Company all books and records of the Company, and all other information relating to the Investment Account(s) then in the possession of Conning, except for any software or other intellectual property that is proprietary to, or owned or licensed by, Conning or any of its affiliates, which shall remain the property of Conning and except for any record or document that Conning is required to keep under the recordkeeping requirements of the Advisers Act or the 1940 Act.

8.   NON-EXCLUSIVITY; POTENTIAL CONFLICTS OF INTEREST.

     a) Conning and its officers and employees may act and continue to act as investment managers for others. As such, the Company understands that Conning will not devote its full time to the management of any one account. Nothing in this Agreement shall in any way be deemed to restrict Conning's right to perform investment management or other services for any other person or entity, and the performance of any such services shall not be deemed to violate or give rise to any duty or obligation to the Company not specifically undertaken by Conning under this Agreement.

     b) The Company recognizes that there are certain inherent and potential conflicts of interest that may arise in Conning's management of the Investment Account(s) and its investment advisory activities on behalf of other clients with the same or different investment objectives (some of which are affiliates of Conning), including the allocation of investment opportunities among accounts and the acquisition and disposition of a particular investment on behalf of different accounts.

9. CONFIDENTIALITY. From time to time in the course of the performance of this Agreement, the Company and Conning will be providing each other with certain financial, strategic and other information. Except as required by law and except as otherwise permitted by this Agreement, all such information of a non-public nature including, but not limited to, this Agreement that is obtained by one party pursuant to this Agreement shall be held in confidence by such party and may not be disclosed to any other person without the prior written consent of the other party; provided, that Conning may disclose information it receives from or on behalf of the Company to officers and employees of Conning in the course of providing the

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     investment management and accounting services to the Company under this
     Agreement and Conning may publicly disclose the fact that the Company is a client of Conning.

10. RELIANCE ON INFORMATION. Conning shall be entitled to rely, without independent verification, on the accuracy and completeness of all information obtained by Conning from the Company and from third parties reasonably believed by Conning to be reliable.

11.  LIMITATION OF LIABILITY.

     a) Conning shall be liable to and indemnify the Company and the Fund to the extent any loss, liability, or damage results from the gross negligence or bad faith of Conning, or the reckless disregard by Conning of its obligations and duties under this Agreement.

     b) Absent any fault on its part, as described in sub-paragraph (a), Conning shall not be liable for any loss, liability, or damage incurred by the Company or the Fund as a result of any investment decision, recommendation, or other action taken or omitted in what Conning, in good faith, believes to be the proper performance of its duties under this Agreement. Conning does not guarantee the future performance of the Investment Accounts or any specific level of performance, the success of any investment decision or strategy that Conning may use, or the success of Conning's overall management of the Assets. The Company understands that investment decisions made for the Investment Accounts by Conning are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable. Conning will manage only the securities, cash, and other investments held in the Investment Accounts.

     c) Additionally, Conning shall not be liable for any liability, loss, or damage resulting from: (i) the willful misconduct, negligence, or bad faith of any independent representative, consultant, independent contractor, broker, agent, or other person who is selected, engaged or retained by Conning on behalf of the Company in connection with the performance of non-investment advisory services under this Agreement, unless such person was selected, engaged, or retained by Conning in a grossly negligent manner or such person is an employee of, or otherwise affiliated with, Conning; (ii) any act or failure to act by any Custodian; (iii) any investment made by Conning consistent with the Investment Guidelines in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard by Conning when making the investment; or (iv) the reliance by Conning on information as provided in Paragraph 10 (Reliance on Information).

The federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing in this Agreement will waive or limit any rights that the Company may have under those laws.

12. INDEMNIFICATION. In the event the Company seeks indemnification for a claim alleged by a person who is not a party to this Agreement (a "Third Party Claim"), the Company shall, as a condition to receiving any indemnification pursuant to Paragraph 11(a), give prompt written notice of such Third Party Claim to Conning. Conning shall have the right to elect to investigate, negotiate, settle, and defend such third party claim and, if such election is made, the Company shall have the right, at its own expense, to participate in the defense of such Third Party Claim through counsel of its own choosing. Conning shall not be required to indemnify the Company with respect to any settlement of a Third Party Claim that Conning has not approved in writing in advance, provided that such approval is not unreasonably withheld.

13. INDEPENDENT CONTRACTOR. The relation of Conning to the Company is, and shall remain during the term of this Agreement, that of an Independent Contractor. Conning and the Company are not partners or joint venturers with each other under this Agreement, and nothing in this Agreement shall be construed so as to make them partners or joint venturers, or to impose any liability as such on either of them.

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14.  NOTICES. All notices and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made if (i) sent by overnight delivery by a nationally recognized air courier service, or (ii) mailed by registered or certified mail, return receipt requested, and if addressed to the respective address listed below:

          A.   If to the Company, to:      Madison Harbor Capital, LLC
                                           The Chrysler Building, 49th Floor
                                           405 Lexington Avenue
                                           New York, NY 10174-4999

               Attention:                  Richard W. Maine
                                           Managing Partner

          B.   If to Conning, to:          Conning Asset Management Company
                                           City Place II, 185 Asylum Street
                                           Hartford, CT 06103-4105

               Attention:                  William M. Bourque
                                           Vice President and General Counsel

     All notices will be deemed effective upon receipt. Any party may change its address for the receipt of notices by providing notice, in the manner provided in this Paragraph 15, to each other party.

15. AMENDMENT. No amendment will be effective unless: (i) first reviewed by Conning's legal department and in writing and signed by each of the parties and no waiver of compliance with any provision or condition, and (ii) approved in the manner required by the 1940 Act and the rules thereunder or in accordance with exemptive or other relief granted by the SEC or its staff. No consent provided for in this Agreement shall be effective unless in a writing duly executed by the party sought to be charged with such waiver or consent.

16. ASSIGNMENT. This Agreement shall automatically terminate in the event of its assignment.

17. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without reference to the choice of law rules thereof. In the event of any conflicts between a provision of this Agreement and the 1940 Act or Advisers Act, or any rules thereunder, the 1940 Act of Advisers Act provision or rule shall prevail and govern.

18. SEVERABILITY. In the event that any provision or condition in this Agreement shall be invalid, illegal, or unenforceable under applicable law of mandatory application, the validity, legality, and enforceability of that provision or condition in other instances and of the remaining provisions and conditions shall not in any way be affected thereby.

19. HEADINGS. Section headings are for convenience of reference only and shall not affect the construction of this Agreement.

20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

21. FORCE MAJEURE. Each party shall not be considered to be in default in the performance of its obligations under this Agreement, to the extent that the performance of any such obligations is prevented or delayed by any cause which is beyond the reasonable control of such party. Each party shall have adopted a business continuity or disaster recovery plan, the primary purpose of which is to establish procedures to

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     deal with an event that causes, or has the potential to cause, significant disruption to the party's normal operations and enable the party to continue to perform critical operations and to return to a normal state of affairs as quickly as possible.

22. ACKNOWLEDGMENT OF DISCLOSURE. The Company acknowledges receipt of Conning's Form ADV, Part II at least 48 hours prior to signing this Agreement.

23. PROXY VOTING. Conning shall have no responsibilities with regard to voting proxies for the Fund's securities, except that it shall forward to the Company all materials it receives relating to corporate actions of issuers of securities in the Fund's investment portfolio.

24. PRIOR AGREEMENTS. THIS AGREEMENT CONSTITUTES THE ENTIRE UNDERSTANDING AND AGREEMENT, AND SUPERSEDES ANY AND ALL OTHER PROPOSALS, UNDERSTANDINGS, AND AGREEMENTS BETWEEN THE COMPANY AND CONNING WITH RESPECT TO THE SUBJECT MATTER HEREOF.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement by their duly authorized officers effective as of the date first above written.


                                     MADISON HARBOR CAPITAL, LLC


                            BY
                                     ----------------------------------------

                            NAME     Richard W. Maine

                            TITLE    Managing Partner


                                     CONNING ASSET MANAGEMENT COMPANY


                            BY
                                     ----------------------------------------

                            NAME     Salvatore Correnti

                            TITLE    President and Chief Executive Officer

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                                   SCHEDULE 1
                      Attached To and Forming a Part of the
                           Asset Management Agreement
                      Dated This ___ Day of _________, 2005
                                     Between
                           Madison Harbor Capital, LLC
                                       and
                        Conning Asset Management Company


This Schedule forms an integral part of this Agreement and may be modified from time to time in accordance with Paragraph 1 herein.

                              INVESTMENT GUIDELINES
     INCOME TESTS:

     - The 75% INCOME TEST states that 75% of income has to come from "real estate". Real estate income means:

         1.   Rents from real property
         2.   Interest on obligations secured by mortgages on real property
              a.  Excluding mineral, oil or gas royalty interests
              b. REMIC of FASIT assets work so long as 95% or more of those assets are "real estate"
         3.   Dividends from REIT common or preferred shares
         4. Income from interests in a pool of mortgages evidenced by the ownership of pass-through certificates

     - Further, for a one-year period from the time that a REIT receives capital from an equity or debt financing (with a maturity of 5 years or more), the income generated from the investment in stock (of any nature, i.e., does not have to be invested in a REIT) or debt securities (of any nature, i.e., does not have to be collateralized by real estate) will be considered qualifying income under the 75% income test and such assets will be included in determining whether the 75% asset test has been satisfied.

     - The 95% INCOME TEST, states that of the gross income during the year, 95% must be derived from the same items of income that qualify for the 75% test or from dividends or income from any source. Thus, the 95% test requires income to be derived from sources which, while passive, have less of a connection with real estate activities than those sources mandated for the 75% test. Income which qualifies for the 95% but not the 75% income test, such as dividends and interest from an obligation which is not secured by a mortgage on real property (i.e., Not So Bad Income) can be up to 25% of its annual gross income.

     - Therefore, any REIT may receive up to 5% of its annual gross income from sources which do not qualify for both the 75% and 95% income tests, i.e., the "5% Bad Income Basket". In a typical REIT this may be comprised of service income of some sort.

     ASSET TESTS:

     - There is a 75% ASSET TEST. On the last day of each quarter of the REIT's taxable year, at least 75% of the value of the total assets (GAAP basis) of the REIT must consist of "real estate assets", cash and cash items (including receivables), and government securities. Real estate assets mean:

         1. Real property, including interests in real property and interests in mortgages on real property
              a. Including foreign real estate and mortgages (if legal equivalent of a US mortgage)
         2.   Shares in other REITs and REMICs
         3. Property (not otherwise a real estate asset) attributable to the temporary investment of new capital (the grace period mentioned above)

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

     - Cash or cash items include:
         1. Cash on hand and time or demand deposits with or withdrawable accounts in financial institutions and certificates of deposit, issued in large denominations with maturities of one year or less.
              a. The IRS takes the position that bankers acceptances or repurchase agreements are cash and therefore these are not includable in determining the 75% assets test.

     - Government Securities include:
         1.   Treasury obligations
         2. Securities issued by FHA, FNMA, Federal Home Loan Bank, Federal Land Bank, Federal Intermediate Credit Bank, Banks for Cooperatives and Public Housing Administration.
         3. Guarantee agreements issued by the Commodity Credit Corporation, Small Business Administration and certain participation certificates issued by the General Services Administration and obligations of the US Postal Service.

There is also a 25% ASSETS TEST. At the close of each quarter of the REIT's taxable year, not more than 25% of the value of its total assets can be represented by securities (other than government securities, stock of a qualified REIT subsidiary, and securities that otherwise qualify as real estate assets; e.g., shares in other REITs and regular interest in a REMIC (collectively "75% Securities"). In addition, not more than 20% of the value of a REIT's total assets can be represented by securities of one or more taxable REIT subsidiaries. Further, except with respect to 75% securities and a taxable REIT subsidiary, no more than 5% of the REIT's assets can be represented by the securities of a single issuer.

                                   SCHEDULE 2
                      Attached To and Forming a Part of the
                           Asset Management Agreement
                      Dated This ___ day of ________, 2005
                                     Between
                           Madison Harbor Capital, LLC
                                       and
                        Conning Asset Management Company

                        SERVICE DELIVERABLES AND REPORTS

Conning shall provide, or cause to be provided to, the Company the following service deliverables and reports at the times specified or at such other reasonable times as shall be mutually agreed upon by Conning and the Company:

       A.     Portfolio Review and Analysis
              1.    Current asset allocation review
              2.    Specific asset review
              3.    Effective maturity review
              4.    Quality analysis
              5.    Coupon and cash flow analysis
              6.    Duration, convexity and yield analysis

       B.     Capital Market and Investment Outlook
              1.    Economic analysis
              2.    Sector analysis
              3.    Industry analysis
              4.    Security credit analysis

       C.     Relative Value Analysis
              1.    Market conditions review
              2.    Yield and spread analysis
              3.    Spread adjustments and risk comparison
              4.    Evaluation of current opportunities
              5.    Portfolio construction and optimization

       D.     Asset Classes
              1.    Publicly traded, investment grade fixed income.
                    a.  Treasury/agency bonds
                    b.  U.S. corporate bonds
                    c.  MBS/CMBS/ABS
                    d.  Foreign government/provincial/corporate bonds
                    e.  Sinking fund preferred stock
              2.    Equity Securities
                    a.  Indexed equities
                    b.  Preferred stock
              3.    Others - negotiable

       E.     Performance Reporting
              1.    Conformity with AIMR standards
              2.    Benchmark comparisons

                                   SCHEDULE 3
                      Attached To and Forming a Part of the
                           Asset Management Agreement
                     Dated This ___ Day of __________, 2005
                                     Between
                           Madison Harbor Capital, LLC
                                       and
                        Conning Asset Management Company

                                  FEE SCHEDULE

                  ASSETS UNDER MANAGEMENT   BASIS POINTS
                  -----------------------   ------------
                  First $20 million         15.0 bps
                  Thereafter                10.0 bps

PLEASE NOTE:
- The above Fee Schedule is subject to an initial minimum annual fee of $25,000.
- The above-mentioned minimum annual fee will be waived during the subscription period which is expected to be complete approximately June 30, 2005. During the subscription period a straight basis point calculation of fees will be in place.
- In the event that $100 million or more is actually raised during the Subscription Period, the annual fee will be based on 15 basis points on the first $100 million of assets managed plus 10 basis points on assets greater than $100 million. In addition, the initial minimum annual fee following the Subscription Period will be $100,000, payable quarterly in arrears.

                                       13